Exhibit 99.2

Contacts:
Investors:	Media:
Risa Fisher	Adam Grossberg
rfisher@webmd.net	agrossberg@webmd.net
212-624-3817	212-624-3732
WebMD Announces Pricing of $350 Million of 2.25% Convertible Notes Due 2016
New York, NY (March 9, 2011) — WebMD Health Corp. (Nasdaq: WBMD) today announced the pricing of its private placement of $350 million aggregate principal amount of 2.25% Convertible Notes due 2016. The notes are being offered only to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933. The aggregate principal amount of the notes being offered has been increased by $50 million from the amount previously announced. WebMD has also granted the initial purchaser in the offering a 30-day option to purchase up to an additional $50 million aggregate principal amount of notes. Interest on the notes is payable semiannually on March 31 and September 30 of each year, commencing September 30, 2011.
The notes are convertible into shares of WebMD common stock based on an initial conversion rate of 13.5704 shares of WebMD common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $73.69 per share. The initial conversion price represents a premium of approximately 28% over the closing price of WebMD common stock on the Nasdaq Global Select Market on March 8, 2011.
Holders of the notes may require WebMD to repurchase their notes upon a change in control of WebMD at a price equal to 100% of the principal amount of the notes being repurchased, plus any accrued and unpaid interest.
WebMD intends to use approximately $50 million of the net proceeds from the sale of the notes to repurchase approximately 868,500 shares of its common stock at a price of $57.57 per share, the last reported sale price of WebMD common stock on March 8, 2011. WebMD intends to use the remainder of the net proceeds for general corporate purposes, which may include acquisitions and additional repurchases of its common stock, and for working capital.
Consummation of the sale of the notes is subject to customary closing conditions, and there can be no assurance that the offering of the notes will be consummated. Settlement is expected to occur on March 14, 2011.

The notes and the common stock of WebMD issuable upon conversion of the notes will not be registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.
This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities law of any such jurisdiction.
About WebMD
WebMD Health Corp. (Nasdaq: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers, and health plans through our public and private online portals, mobile platforms and health-focused publications. More than 80 million unique visitors access the WebMD Health Network each month.
The WebMD Health Network includes WebMD Health, Medscape, MedicineNet, emedicineHealth, RxList, theheart.org, drugs.com and Medscape Education.
All statements contained in this press release, other than statements of historical fact, are forward-looking statements. These statements are based on WebMD’s current plans and expectations and involve risks and uncertainties, including those described in our SEC filings.

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